Exhibit 10.2

THE SIMPLY GOOD FOODS COMPANY

AMENDED AND RESTATED

EXECUTIVE SEVERANCE COMPENSATION PLAN

(Effective January 20, 2022)

THE SIMPLY GOOD FOODS COMPANY

AMENDED AND RESTATED

EXECUTIVE SEVERANCE COMPENSATION PLAN

(January 20, 2022)

ARTICLE I

INTRODUCTION; ESTABLISHMENT OF PLAN

The Board of Directors (the “Board”) of The Simply Good Foods Company (the “Company”) believes it is consistent with the Company’s and its Affiliates’ employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its executive employees whose employment terminates without cause and to establish up front the terms and conditions of an executive’s separation from employment.

The Board further recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined below) or the need to terminate members of senior managements exists. These possibilities, and the uncertainty they create with executives, may be detrimental to the Company and its stockholders if executives are distracted and/or leave the Company.

The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders.  The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executive employees regarding the best interests of the Company and its stockholders without concern that the executive employees might be distracted or concerned by their personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

Accordingly, the Board has determined appropriate steps should be taken to assure the Company and its Affiliates of the executive employees’ continued employment and attention and dedication to duty, and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a termination of employment or a Change in Control.

In order to fulfill the above purposes, the Company hereby establishes a severance compensation plan known as The Simply Good Foods Company Amended and Restated Executive Severance Compensation Plan (the “Plan”), effective as of the Effective Date, as set forth in this document.

ARTICLE II

DEFINITIONS

2.1       Defined Terms. As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)        Affiliate.  Each of the following: (a) any subsidiary corporation (within the meaning of Section 424 of the Code; (b) any parent corporation (within the meaning of Section 424 of the Code); (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Plan Administrator.

(b)        Annual Performance-Based Short-Term Incentive Plan.  The regular annual performance-based cash incentive plan, program or arrangement offered by the Participant’s Employer, which, for purposes of clarity, excludes any special, irregular, acquisition, or similar irregular bonus plan or program that may be offered.

(c)        Base Salary. The Participant’s base salary in effect immediately preceding the Date of Termination (determined without regard to any reduction in Base Salary that if not cured would form the basis for a termination by the Participant for Good Reason).

(d)        Board.  The Board of Directors of the Company.

(e)        Cause.  A good faith determination of the Plan Administrator of any of the following: (1) commission of any act of fraud, gross negligence, theft, embezzlement or larceny by Participant in the course of Participant’s employment that, in the case of gross negligence, has more than a immaterial adverse effect on the business of the Company or any of its Affiliates; (ii) willful material misrepresentation at any time by Participant to the Chief Executive Officer or the Board or the board of directors of the Participant’s Employer; (iii) Participant’s willful failure or refusal to comply with any of Participant’s material obligations under this Plan or with any Legally Restrictive Covenants or to comply with a reasonable and lawful instruction of the Chief Executive Officer or of the Board or the board of directors of Participant’s Employer; (iv) engagement by Participant in any conduct or the commission by Participant of any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of the Company or any of its Affiliates; (v) Participant’s indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which Participant may be subject; (vi) any willful failure by Participant to comply with Company policies regarding insider trading; or (vii) any failure substantially to comply with any written rules, regulations, policies or procedures of the Company or the Employer furnished to Participant that, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its Affiliates. Notwithstanding the foregoing, Participant shall not be deemed to have been terminated for Cause unless and until there has been delivered to Participant (i) a letter from the Plan Administrator finding that Participant has engaged in the conduct set forth in any of the preceding clauses and specifying the particulars thereof in detail and (ii) a copy of a resolution duly adopted by the affirmative vote of the majority of the members of the Plan Administrator at a meeting of the Plan Administrator called and held for such purpose or such other appropriate written consent (after five (5) business days’ notice to Participant and an opportunity for Participant, together with the Participant’s counsel, to be heard before the Plan Administrator), finding that Participant has engaged in such conduct and specifying the particulars thereof in reasonable detail.

(f)        Change in Control.   The earliest of the following events:

(i)        any “person” or “group” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than (x) the Company or any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries or (y) any Successor Entity as a result of an Exempt Transaction (both as defined in Section 2.1(f)(iii))), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)       during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)       a reorganization, merger or consolidation of the Company with any other corporation, other than (i) a reorganization, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a reorganization, merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 2.1(f)(i)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iv)       a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets.

(g)        Code.  The Internal Revenue Code of 1986, as amended from time to time.

(h)        Company.  The Simply Good Foods Company and any successor to such entity.

(i)        Date of Termination.  The date on which a Participant has a Separation from Service from the Participant’s Employer.

(j)        Disability.  Has the same meaning as for purposes of the Employer’s permanent disability insurance policies which now or hereafter cover the permanent disability of the relevant Participant or, in absence of such policies, means the inability of Participant to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Plan Administrator. In the event of any dispute as to whether Participant has incurred a Disability, Participant shall submit to a physical examination by a licensed physician selected by the Plan Administrator and paid for by the Company, whose opinion shall be final and binding.

(k)        Effective Date.  January 20, 2022.

(l)        Eligible Employee.  Any individual that is employed in the United States of America by either the Company or a Related Entity that has a title of Vice President or above, or that has otherwise been designated as an Eligible Employee by the Plan Administrator pursuant to Section 3.1.

(m)        Employer. The Company or Related Entity that is the common law employer of the Eligible Employee.

(n)       ERISA.  The Employee Retirement Income Security Act of 1974, as amended from time to time.

(o)        Good Reason.  With respect to a Participant’s Separation from Service, any of the following events or conditions which occur without the Participant’s written consent, and which remain in effect after notice has been provided by the Participant to the Employer of such event or condition and the expiration of a 30 day cure period: (i) a material reduction in the Participant’s base compensation or bonus opportunity under the Annual Performance-Based Short-Term Incentive Plan; (ii) a material diminution in the Participant’s authority, duties or responsibilities (provided that, for purposes of clarity, a material adverse change in the Participant’s upward reporting structure, such as the Participant reporting to a corporate officer or employee instead of reporting directly to the Chief Executive Officer, shall not be taken into account in determining whether a Participant’s authority, duties, or responsibilities have been diminished except with regard to the Chief Financial Officer, the Company’s most senior legal officer (currently the Chief Legal Officer) and most senior human resources officer (currently the Chief Human Resources Officer), in which case for such individuals a material adverse change in reporting structure shall not automatically result in a material diminution of the Participant’s authority, duties or responsibilities but may be included as a factor in determining whether the totality of the facts and circumstances reflect that such Participant’s overall authority, duties and responsibilities have been materially diminished); or (iii) if required by the Company, a change of more than fifty (50) miles in (A) the corporate office location at which the Participant primarily performs their services, or (B) if the Participant is a non-temporary remote work employee (e.g., a field sales employee), Participant’s designated remote work location, in each case of subclause (A) and (B) as established in the Participant’s offer letter, promotion letter, employment agreement or other documentation of the Participant’s employment responsibilities as maintained in the books and records of the Company; or (v) any other action or inaction that constitutes a material breach by the Company or the Employer of this Plan. The Participant’s notification to the Plan Administrator must be in writing and must occur within a reasonable period of time, not to exceed 30 days, following the Participant’s discovery of the relevant event or condition.

(q)       Participant.  An Eligible Employee who becomes a Participant pursuant to Section 3.1.

(r)        Person. An individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

(s)       Plan.  The Simply Good Foods Company Amended and Restated Executive Severance Compensation Plan, as set forth in this document.

(t)        Plan Administrator.  The Compensation Committee of the Board.

(u)       Related Entity. Any Affiliate that is treated as the same “service recipient” or “employer” as the Company pursuant to Treasury Regulation Section 1.409A-1(h)(3).

(v)       Legally Restrictive Covenants. Legally enforceable confidentiality, non-competition, non-solicit, and similar covenants to which the Participant is bound as a result of any written agreement between the Participant and the Company or its Affiliates.

(w)       Separation from Service.  A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

(x)        Target Annual Bonus Amount.  The target bonus amount established for the Participant under the Annual Performance-Based Short-Term Incentive Plan for the fiscal year of the Employer in which the Date of Termination occurs.

(y)       Tier I Participant. Any Eligible Employee (i) who reports directly to the Company’s Chief Executive Officer on or after the Effective Date; or (ii) any other Eligible Employee who has been designated as Tier I Participant by the Plan Administrator in accordance with Section 3.1, and in either case, has executed any participation forms required by Section 3.1, below.

(z)       Tier II Participant. Any Eligible Employee who is not a Tier I Participant and who has executed any participation forms required by Section 3.1, below.

ARTICLE III

ELIGIBILITY

3.1        Participation.  Each Eligible Employee shall be a Participant in the Plan, with Eligible Employees that meet the definition of Tier I Participant participating as Tier I Participants and all other Eligible Employees participating as Tier II Participants; provided, however, that (i) the Plan Administrator may, in its discretion, designate any individual who would not otherwise meet the definition of Eligible Employee as an Eligible Employee under the Plan, (ii) the Plan Administrator may, in its discretion, designate an Eligible Employee as a Tier I Participant or Tier II Participant even though the Eligible Employee does not otherwise meet the definition thereof (provided, however, that any adverse change to an existing Participant’s then-current tiering shall not be effective unless the Participant consents in writing), and (iii) any Eligible Employee who is subject to an existing agreement providing for the payment of severance shall not become a Participant in this Plan until the individual executes such participation forms as may be required by the Company, including forms containing Legally Restrictive Covenants. The Plan Administrator shall notify each Eligible Employee of their right to participate in the Plan, whether such individual is or will be a Tier I Participant or Tier II Participant, and whether such individual is required to execute participation forms to become a Plan Participant.

3.2        Duration of Participation.  Once an individual becomes a Participant in the Plan, he or she shall continue to be a Participant in the Plan until the soonest of (i) the date the Participant terminates employment in a manner not entitling such Participant to payments or other benefits under the Plan, (ii) the date on which the Participant and the Employer agree in writing that the individual shall no longer be a Participant in the Plan, (iii) the date the Plan is amended to terminate the individual’s participation in the Plan in accordance with Section 8.2, below, or (iv) the second anniversary of a Change in Control.  For purposes of clarity, once a Participant incurs a Separation from Service entitling the Participant to benefits under Article IV below, such Participant shall remain entitled to such payments or benefits until they have been paid to the Participant in full.

ARTICLE IV

ENTITLEMENT TO BENEFITS

A Participant shall be entitled to separation benefits as set forth in Article V below if the Participant incurs a Separation from Service from the Employer that is (a) initiated by the Employer for any reason other than Cause, death, or Disability, or (b) initiated by the Participant for Good Reason within 30 days following the expiration of the cure period afforded the Employer to rectify the condition giving rise to Good Reason (a “Qualifying Termination”). If the Participant incurs a Separation from Service for any other reason, the Participant shall not be entitled to any payments or benefits hereunder. An individual who is not a Participant on their Date of Termination shall not be entitled to any payments or benefits hereunder.

ARTICLE V

SEPARATION BENEFITS

5.1        Tier I Participants.

(a)       Cash Severance. If a Tier I Participant incurs a Qualifying Termination, then in addition to the accrued obligations to which the Participant is entitled (such as accrued salary, expense reimbursements, vested employee benefits, etc.) the Tier I Participant shall be entitled to cash severance, upon execution of the Release in accordance with Section 5.3 and compliance with any Legally Restrictive Covenants, equal to the sum of:

(i) one and one-half (1.5) times the sum of:

(A)        Participant’s Base Salary, plus

(B)        the Target Annual Bonus Amount, plus

(C)       an amount equal to the cost of COBRA coverage assuming the same benefits (medical, dental, etc.) and same level (single, family, etc.) as in effect for the Participant immediately prior to the Date of Termination (irrespective of whether the Participant actually elects COBRA coverage).

Such amount shall be paid in eighteen (18) equal monthly installments, with payment to begin within sixty (60) days after the Date of Termination, provided the Release required by Section 5.3 has been executed and has become effective and irrevocable, and provided further that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall be made or shall commence in the second calendar year.

(b)       Double Trigger Equity Acceleration. If a Tier I Participant incurs a Qualifying Termination on or within twelve (12) months following a Change in Control, then, contingent upon execution of the Release in accordance with Section 5.3 and compliance with any Legally Restrictive Covenants, the Participant will be entitled to accelerated vesting of all Participant’s equity incentive awards outstanding as of the consummation of such Change in Control, as follows: (a) any equity incentive award that vests solely upon the passage of time shall become vested in full upon the Change in Control, and (b) any equity incentive award that vests in whole or in part based on metrics other than the passage of time shall vest upon the Change in Control based on the greater of (I) target performance, but with vesting pro-rated based on time elapsed from the date of grant through the date of the Change in Control measured against the duration of the original performance period, or (II) actual performance through the date of the Change in Control.

5.2       Tier II Participants.

(a)        Cash Severance. If a Tier II Participant incurs a Qualifying Termination, then in addition to the accrued obligations to which the Participant is entitled (such as accrued salary, expense reimbursements, vested employee benefits, etc.) the Tier II Participant shall be entitled to cash severance, upon execution of the Release in accordance with Section 5.3 and compliance with any Legally Restrictive Covenants, equal to one (1) times the sum of:

(A)        Participant’s Base Salary, plus

(B)        the Target Annual Bonus Amount, plus

(C)       an amount equal to the cost of COBRA coverage assuming the same benefits (medical, dental, etc.) and same level (single, family, etc.) as in effect for the Participant immediately prior to the Date of Termination (irrespective of whether the Participant actually elects COBRA coverage).

Such amount shall be paid in twelve (12) equal monthly installments, with payment to begin within sixty (60) days after the Date of Termination, provided the Release required by Section 5.3 has been executed and has become effective and irrevocable, and provided further that if such sixty (60) day period begins in one calendar year and ends in a second calendar year, such payments shall be made or shall commence in the second calendar year.

(b)       Double Trigger Equity Acceleration. If a Tier II Participant incurs a Qualifying Termination on or within twelve (12) months following a Change in Control, then, contingent upon execution of the Release in accordance with Section 5.3 and compliance with any Legally Restrictive Covenants, the Participant will be entitled to accelerated vesting of all of Participant’s equity incentive awards outstanding as of the consummation of such Change in Control, as follows: (a) any equity incentive award that vests solely upon the passage of time shall become vested in full upon the Change in Control, and (b) any equity incentive award that vests in whole or in part based on metrics other than the passage of time shall vest upon the Change in Control based on the greater of (I) target performance, but with vesting pro-rated based on time elapsed from the date of grant through the date of the Change in Control measured against the duration of the original performance period, or (II) actual performance through the date of the Change in Control.

5.3       Release. As a condition precedent to the payment or provision of the amounts or benefits due under the relevant sections of this Article V, the Participant must execute a release in substantially the form attached hereto as Exhibit A (the “Release") within forty-five (45) days following the Date of Termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable).

5.4       Board Resignation. As a condition precedent to the payment or provision of the amounts or benefits due under this Article V, if applicable, the Participant must tender their resignation from the Board and the board of directors of any of the Company’s Affiliates, effective upon termination of Participant’s employment with the Employer or such later date as may be approved by the Company.

ARTICLE VI

SECTION 280G

6.1       Best Net After-Tax.  If it is determined that any payment or benefit provided to or for the benefit of any Participant (a “ Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “ Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to the Participant are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “ 4999 Limit ”).  The Company shall then compare (a) Participant’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) Participant’s Net After-Tax Benefit without application of the 4999 Limit.  In the event (a) is greater than (b), Participant shall receive Payments solely up to the 4999 Limit.  In the event (b) is greater than (a), then Participant shall be entitled to receive all such Payments, and shall be solely liable for any and all Excise Tax related thereto.  “Net After-Tax Benefit” shall mean the sum of (i) all payments that Participant receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.

6.2        Reduction of Payments.  In the event Payments must be reduced pursuant to Section 6.1, the Participant may select the order of reduction; provided, however, that none of the selected Payments may be “nonqualified deferred compensation” subject to Code Section 409A.  In the event the Participant fails to select an order in which Payments are to be reduced, or cannot select such an order without selecting payments that would be “nonqualified deferred compensation” subject to Code Section 409A, the Company shall (to the extent feasible) reduce accelerated equity incentive vesting first (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made closest to the change in control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by any other benefits to which the Participant may be entitled.

6.3        Performance of Calculations. The calculations in Section 6.1 above shall be made by a certified public accounting firm, executive compensation consulting firm, or law firm designated by the Company in its sole and absolute discretion, and may be determined using reasonable assumptions and approximations concerning applicable taxes and relying on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The costs of performing such calculations shall be borne exclusively by the Company.

ARTICLE VII

SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

ARTICLE VIII

DURATION, AMENDMENT AND TERMINATION

8.1        Duration.  Unless sooner terminated pursuant to Section 8.2, below, the Plan shall continue in full force and effect until the date that is two years following a Change in Control of the Company, and shall then automatically terminate; provided, however, that all Participants who become entitled to any payments hereunder shall continue to receive such payments notwithstanding any termination of the Plan.

8.2        Amendment or Termination.  The Board may amend or terminate this Plan for any reason prior to a Change in Control; provided, however, that no such amendment or termination may adversely affect the rights of any Participant in the Plan in any material way unless the Board secures such Participant’s written consent.  In the event of a Change in Control, this Plan shall automatically terminate as set forth in Section 8.1 but may not be amended or prematurely terminated.

8.3        Procedure for Extension, Amendment or Termination.  Any amendment or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

ARTICLE IX

MISCELLANEOUS

9.1        Full Settlement.  Except as otherwise specifically provided herein, the Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliates may have against a Participant or others.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

9.2        Employment Status.  This Plan does not constitute a contract of employment or impose on the Participant or the Employer any obligation for the Participant to remain an employee or change the status of the Participant’s employment or the policies of the Employer regarding termination of employment.

9.3        Named Fiduciary; Administration.

(a)       Plan Administration. The Company is the named fiduciary of the Plan, and shall administer the Plan, acting through its Compensation Committee, who shall be the Plan Administrator.  The Plan Administrator shall have full and complete discretionary authority to administer, construe, and interpret the Plan, to decide all questions of eligibility, to determine the amount, manner and time of payment, and to make all other determinations deemed necessary or advisable for the Plan, which determinations (to the extent made in good faith) shall be final and conclusive on all persons claiming payments or benefits hereunder.  The Plan Administrator shall review and determine all claims for benefits under this Plan.

(b)       Indemnification. The Company shall indemnify and hold harmless each member of the Compensation Committee in the performance of their duties under the Plan against any and all expenses and liabilities arising out of their administrative functions or fiduciary responsibilities under the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such Compensation Committee member shall be indemnified shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

9.4        Claim Procedure.

(a)        Filing a Claim.  All claims and inquiries concerning benefits under the Plan must be submitted to the Plan Administrator in writing.  The claimant may submit written comments, documents, records or any other information relating to the claim.  Furthermore, the claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.  If an employee or former employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.

(b)        Review of Claims; Claims Denial.  The Plan Administrator shall initially deny or approve all claims for benefits under the Plan.  If any claim for benefits is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and shall advise the claimant of his right to a review thereof.  Such written notice shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to the Plan provisions on which such denial is based, a description of any information or material necessary for the claimant to perfect his claim, an explanation of why such material is necessary and an explanation of the Plan’s review procedure, and the time limits applicable to such procedures.  Furthermore, the notification shall include a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.  Such written notice shall be given to the claimant within a reasonable period of time, which normally shall not exceed ninety (90) days, after the claim is received by the Plan Administrator.

(c)        Appeals.  Any claimant or his duly authorized representative, whose claim for benefits is denied in whole or in part, may appeal such denial by submitting to the Plan Administrator a request for a review of the claim within sixty (60) days after receiving written notice of such denial from the Plan Administrator.  The Plan Administrator shall give the claimant upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim of the claimant, in preparing his request for review.  The request for review must be in writing.  The request for review shall set forth all of the grounds upon which it is based, all facts in support thereof, and any other matters which the claimant deems pertinent.  The Plan Administrator may require the claimant to submit such additional facts, documents, or other materials as the Plan Administrator may deem necessary or appropriate in making its review.

(d)        Review of Appeals.  The Plan Administrator shall act upon each request for review within sixty (60) days after receipt thereof.  The review on appeal shall consider all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether this information was submitted or considered in the initial benefit determination.

(e)        Decision on Appeals.  The Plan Administrator shall give written notice of its decision to the claimant.   If the Plan Administrator confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the claimant, the specific reasons for such denial, and specific references to the Plan provisions on which the decision is based.  The notice shall also contain a statement that the claimant is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  Information is relevant to a claim if it was relied upon in making the benefit determination or was submitted, considered or generated in the course of making the benefit determination, whether it was relied upon or not.  The notice shall also contain a statement of the claimant’s right to bring an action under ERISA Section 502(a).  If the Plan Administrator has not rendered a decision on a request for review within sixty (60) days after receipt of the request for review, the claimant’s claim shall be deemed to have been approved.  The Plan Administrator’s decision shall be final and not subject to further review within the Company.  There are no voluntary appeals procedures after appellate review by the Plan Administrator.

(f)        Determination of Time Periods.  If the day on which any of the foregoing time periods is to end is a Saturday, Sunday or holiday recognized by the Company, the period shall extend until the next following business day.

(g)       Disability Claims Procedure. Notwithstanding anything in this Section to the contrary, in the event any claim or portion thereof under the Plan would be required to be determined under the ERISA claims procedure for disability claims, then such disability claims procedure shall apply to the relevant claim or portion thereof in lieu of the claims procedure set forth above.

9.5        Unfunded Plan Status.   All payments pursuant to the Plan shall be made from the general funds of the Company (or if so provided by the Company, the relevant Employer) and no special or separate fund shall be established or other segregation of assets made to assure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or any Affiliate as a result of participating in the Plan.  Notwithstanding the foregoing, the Company or any Employer may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s or the Employer’s creditors, to assist in accumulating funds to pay obligations under the Plan.

9.6        Section 409A.

(a)       General. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code.  Notwithstanding any provision of this Plan to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 9.7 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

(b)        Exceptions to Apply. The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Plan so that, to the maximum extent possible, (i) such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A, and (ii) such payments and benefits are not subject to the payment delay required by Section 9.7(c) below.  All payments and benefits provided under this Plan shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

(c)        Specified Employees. Notwithstanding anything to the contrary in this Plan, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to a Participant during the 6-month period following their Date of Termination to the extent that the Company determines that the Participant is a “specified employee” as of the Date of Termination and that that paying such amounts at the time or times indicated in this Plan would be a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Participant’s death), the Company shall pay to the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period.

(d)        Taxable Reimbursements. To the extent that any payments or reimbursements provided to the Participant are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9.7        Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.8        Governing Law.  The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.

9.9       Dispute Resolution. Any controversy or claim under the Plan that has not been resolved after exhaustion of the claims procedure set forth in Section 9.4 (a “Dispute”) shall be mediated between the disputing parties before any proceeding shall be commenced. The parties to the Dispute shall use commercially reasonable efforts to resolve such Dispute through negotiation between individuals with the authority to settle the Dispute on behalf of the parties. Through such authorized representatives, the parties shall attempt to reach a resolution satisfactory to both parties, recognizing that their mutual interests may not be aligned (and that each such party shall be entitled to reasonably seek to promote such party’s own interests in such resolution). If the parties to a Dispute do not resolve such Dispute within thirty (30) days of the first negotiation between their authorized representatives, then upon written notice by either party to the other, the Dispute shall be submitted to non-binding mediation to be administered in Denver, Colorado, by JAMS or its successor (or another mediator upon the mutual agreement of the parties). The mediator shall be selected by the parties. Such mediation session shall take place within sixty (60) days of the date of receipt of the written request for mediation. In the event the parties are unable to resolve the Dispute through mediation, the Dispute shall be settled by binding arbitration in the City and County of Denver, Colorado in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award. The prevailing party in any such action or proceeding shall be entitled to reasonable attorneys’ fees and costs.

9.10       Notices. All notices and all other communications which are required to be given under this Plan must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) mailed by United States registered or certified mail postage prepaid, (iii) sent via a nationally recognized overnight courier service, (iv) sent via facsimile to the recipient, or (v) sent via e-mail to the recipient, in each case (A) if to the Company or to the Plan Administrator, to the Company General Counsel at 1225 17th Street, Suite 1000, Denver, CO 80202 (or to the Company’s then-current headquarters if different than above), or to the General Counsel’s then-current e-mail or facsimile, and (B) if to Employee, to the most recent contact information on file with the Employer.

9.11       Payment Obligation May be Satisfied by Employer; Tax Withholding.  The Company may satisfy any payment obligation under this Plan by having the Employer of the relevant Participant make the payment due hereunder. All payments made to Participants in accordance with the provisions of this Plan shall be subject to applicable withholding of local, state, Federal and foreign taxes, as determined in the sole discretion of the Company or the Employer making such payment.

9.12       Clawback. As a condition of Participation in this Plan, each Participant agrees to be bound by the provisions of any recoupment policy that the Company may adopt from time to time that by its terms is applicable to the Participant, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.

EXHIBIT A

FORM OF RELEASE

***********************************

GENERAL RELEASE

AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

____________________________ (the “Executive”), on their own behalf and on behalf of their descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under The Simply Good Foods Company Executive Severance Compensation Plan (the “Severance Plan”) sponsored by The Simply Good Foods Company (the “Company”), hereby agrees as follows:

Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors, and assigns, hereby irrevocably and unconditionally releases, acquits, forever discharges, and covenants not to sue the Company or its affiliated corporations and entities, including, but not limited to NCP-ATK Holdings, Inc., Atkins Nutritionals Holdings, Inc., Atkins Nutritionals Holdings II, Inc., Atkins Nutritionals, Inc., and their respective former and current owners, stockholders, members, managers, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, divisions, subsidiaries, benefits administrators, investors, funds, and affiliates (collectively the “Releasees”), for and from any and all claims, causes of action, liabilities, and judgments of every type and description whatsoever, known or unknown, including, but not limited to, any obligation or claim arising under federal, state, or local laws, regulations, ordinances, public policy, contract (express or implied, written or oral), tort, or common law, including but not limited to, claims of wrongful discharge, defamation, emotional distress, misrepresentation, and/or obligations arising out of the Company’s or its subsidiaries’ employment policies or practices, employee handbooks, and/or statements by any employee or agent of any Releasee (whether oral or written), claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1991, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1871, 42 U.S.C. § 1985; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq. (“ADEA”); the Workers Adjustment and Retraining Notification Act, 29 U.S.C.A. §§ 2101 et seq.; the Immigration Reform and Control Act, 8 U.S.C. 1101 et seq.; the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; Section 806 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A; and the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; together with any amendments to the foregoing laws; and any agreements between Executive and any of the Releasees, including any employment agreements (collectively the “Released Claims”), from the beginning of time through the date on which Executive signs this Release.

Notwithstanding the foregoing, Executive does not release (i) rights to indemnification under the articles of incorporation or bylaws of the Company or any affiliate or subsidiary or under any agreement or insurance policy, (ii) Executive’s rights to exercise any stock option grants held by Executive as of the date hereof (subject to the terms thereof), (iii) vested benefits under all employee benefit plans in accordance with their terms, or (iv) claims for which releases are prohibited by law.

Executive represents and warrants that Executive has not filed or otherwise initiated any legal action or administrative proceeding of any kind against any of the Releasees and has no knowledge that (i) any such legal action or administrative proceeding has been filed or otherwise initiated or (ii) is contemplated or threatened by any other person or entity.

Executive represents and warrants that Executive has not assigned, transferred, sold, or hypothecated any of the Released Claims. Executive shall indemnify and hold harmless the Releasees from and against any liability or loss, and for any cost, expense (including attorneys’ fees), judgment, or settlement, based on or arising out of any breach of this Agreement by Executive; provided, however, that nothing in this Agreement shall prohibit Executive from challenging the validity of Executive’s release and waiver of claims under the ADEA or shall impose any condition precedent, penalties or costs for doing so.

Executive represents and warrants that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, vacation time, and other benefits to which Executive may be entitled from any of the Releasees up through the date this Agreement is signed by Executive.

Executive represents and warrants that Executive has been granted all leave (paid or unpaid) to which Executive was entitled under the state and/or federal Family and Medical Leave Act and that Executive has not been discriminated or retaliated against due to Executive’s exercise of rights, if any, under the state and/or federal Family and Medical Leave Act. Executive further affirms that Executive has no known workplace injuries or occupational diseases.

Executive represents and warrants that Executive has not divulged any proprietary or confidential information of the Company or any of the other Releasees other than as authorized in the scope of Executive’s employment.

Executive represents and warrants that Executive is not aware of any act, failure to act, practice, policy, or activity of the Company or any of the other Releasees that Executive knows (or should reasonably be expected to know) to be or to have been unlawful.

Executive understands and agrees that:

The payment(s) and benefits to Executive pursuant to the Severance Plan constitute special benefits that the Company is providing in its discretion due to Executive’s unique circumstances and that Executive is not otherwise entitled to receive;

No rights or claims are released or waived that might arise after Executive signs this Agreement;

Executive is advised to consult with an attorney before signing this Agreement;

Executive has twenty-one (21) days from Executive’s receipt of this Agreement within which to consider whether or not to sign it (such 21-day period, the “Consideration Period”);

If Executive decides to sign this Agreement before the expiration of the Consideration Period, which is solely Executive’s choice, Executive represents that his decision is knowing and voluntary;

Executive agrees that any revisions made to this Agreement after it was initially delivered to Executive were either not material or were requested by Executive, and do not re-start the Consideration Period:

Executive has seven (7) days following Executive’s signature of this Agreement to revoke the Agreement;

This Agreement shall not become effective or enforceable until immediately after the revocation period of seven (7) days has expired without Executive exercising Executive’s right to revoke this Agreement (the “Effective Date”); and

If, after signing, Executive chooses to revoke this Agreement, Executive must do so by notifying the Company in writing. This written notice of revocation must be delivered within the seven (7) day revocation period to the addresses specified in the Severance Agreement, or such other address or addresses as the Company shall have designated by notice in writing to Executive.

Each Releasee that is not a party to this Release is an express third party beneficiary of this Release.

Executive acknowledges that, in order to provide a full and complete release with respect to the Released Claims, Executive understands and agrees that this Release is intended to include the Released Claims, if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Releasees and that this Release extinguishes those claims.

Any obligation of Executive hereunder shall be binding upon the heirs, legal representatives, successors, assigns, executors, administrators, and trustees in bankruptcy of Executive. This Release may be assigned by the Company and will inure to the benefit of the Company’s successors and assigns.

Covenant Not to Sue. To the fullest extent permitted by law, Executive agrees that (i) Executive will not institute or continue any claim, grievance, charge, lawsuit, or action of any kind against any of the Releasees relating to any matter released by this Release, including claims related to Executive’s employment with the Company or termination of Executive’s employment with the Company; and (ii) if Executive institutes or continues any form of legal action against any of the Releasees in violation of this Release, Executive shall pay all costs and expenses, including attorneys’ fees, incurred by the Releasee(s) in defending against the legal action or in enforcing this Release. Executive also hereby irrevocably and unconditionally waives and relinquishes any right to seek or recover any monetary relief or other individual remedies for or on account of any of the Released Claims whether for Executive or as a representative or on behalf of others. Notwithstanding anything to the contrary in this Agreement, Executive is not prohibited from filing a charge or complaint with, or participating in any investigation by, any governmental agency.

Entire Release. This Release sets forth the entire understanding of the parties with regard to the matters contemplated hereunder and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, made by the parties or any officer, employee or representative of the parties.

Interpretation. “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term. “Or” is used in the inclusive sense of “and/or”.

No Liability. Executive additionally understands and agrees that this Release is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any of the other Releasees.

Amendment. This Release may be amended only by a written instrument signed by the parties or their respective successors or assigns.

Governing Law. This Release and all amendments hereof and waivers and consents hereunder shall be governed by the internal laws of the State of Colorado, without regard to the conflicts of law principles thereof, except to the extent preempted by federal law.

IN WITNESS WHEREOF, the parties have caused this Release to be executed, as of the day and year first above written.

Executive

ACCEPTED:

THE SIMPLY GOOD FOODS COMPANY

By:
Name:
Title: